Exhibit 10.47

[Employee – Performance Share Units]

NOTICE OF PERFORMANCE SHARE UNIT GRANT UNDER THE

QUMULUSAI, INC. 2026 EQUITY INCENTIVE PLAN

QumulusAI, Inc., a Georgia corporation (the “Company”), pursuant to the QumulusAI, Inc. 2026 Equity Incentive Plan (as may be amended from time to time, the “Plan”), hereby grants to the individual named below (the “Participant”) the number of performance share units, a form of Restricted Stock Units (as defined in the Plan) and Performance Awards (as defined in the Plan), set forth below (collectively, the “Performance Share Units”). The Performance Share Units are subject to all of the terms and conditions set forth in this Notice of Performance Share Unit Grant (this “Grant Notice”), in the Performance Share Unit Award Agreement attached hereto (the “Award Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meaning set forth in the Plan. This Performance Share Unit award grant has been made as of the grant date indicated below, which shall be referred to as the “Grant Date.”

Participant:

Grant Date:

Threshold Potential Payout:	50% of the Target Potential Payout

Target Potential Payout:	shares of Common Stock, subject to adjustment as provided in the Plan

Maximum Potential Payout:	200% of the Target Potential Payout

Performance Goal:	Relative Total Shareholder Return, as described in Award Agreement

Performance Period:

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The Participant must accept this Performance Share Unit grant by executing this Grant Notice in the space provided below and returning such original execution copy to the Company or otherwise indicating affirmative acceptance of the Performance Share Unit grant electronically pursuant to procedures established by the Company and/or its third party administrator. The undersigned Participant acknowledges that he or she has received a copy of this Grant Notice, the Award Agreement, the Plan and the Plan Prospectus. As an express condition to the grant of the Performance Share Units hereunder, the Participant agrees to be bound by the terms of this Grant Notice, the Award Agreement and the Plan. The Participant has read carefully and in its entirety the Award Agreement and specifically the acknowledgements in Section 11.9 thereof. This Grant Notice, the Award Agreement and the Plan set forth the entire agreement and understanding of the Company and the Participant with respect to the grant, vesting and administration of this Performance Share Unit award and supersede all prior agreements, arrangements, plans and understandings. This Grant Notice (which includes the attached Award Agreement) may be executed in two counterparts each of which will be deemed an original and both of which together will constitute one and the same instrument.

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QUMULUSAI, INC.	PARTICIPANT

By: Michael Maniscalco	[Name of Participant]
Title: Chief Executive Officer

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Pursuant to the Notice of Performance Share Unit Grant (the “Grant Notice”) to which this Performance Share Unit Award Agreement (this “Agreement”) is attached and which Grant Notice is included in and part of this Agreement, and subject to the terms of this Agreement and the QumulusAI, Inc. 2026 Equity Incentive Plan (as may be amended from time to time, the “Plan”), QumulusAI, Inc., a Georgia corporation (the “Company”), and the Participant named in the Grant Notice (the “Participant”) agree as follows:

1.           Incorporation of Plan; Definitions. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement will be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement or in the Grant Notice will have the same meanings as set forth in the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is not authorized by or is inconsistent with the terms of the Plan, the terms of the Plan will prevail. Pursuant to and in accordance with the terms of the Plan, the Committee will have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision will be final, binding and conclusive upon the Participant and his or her legal representatives in respect of any questions arising under the Plan or this Agreement. A copy of the Plan and the Plan Prospectus have been delivered to the Participant together with this Agreement.

2.           Grant of Performance Share Units. The Company hereby grants to the Participant a target number of Performance Share Units, as set forth in the Grant Notice, subject to adjustment as provided in this Agreement and the Plan, and each of which, once vested and earned pursuant to this Agreement, will be settled in one (1) share of Common Stock, subject to the terms, conditions, restrictions and adjustments set forth herein and in the Plan. The Performance Share Units will not accrue or be paid any Dividend Equivalents.

3.           Performance and Time-Based Vesting; Determination of Amount of Earned Performance Share Units.

3.1        Performance and Time-Based Vesting. Except as otherwise provided in this Section 3, Section 6 of this Agreement, the Plan or an Individual Agreement, the actual number of Performance Share Units that will be eligible to vest will be determined based on the achievement of the Company’s Total Shareholder Return (“TSR”) versus the Benchmark Companies (as defined in Section 3.2 of this Agreement), as measured over the three-year performance period set forth in the Grant Notice (the “Performance Period”). Any Performance Share Units that become eligible to vest after satisfaction of the applicable TSR goals with respect to the Performance Period are referred to herein as the “Earned Performance Share Units.” In order to vest in any Earned Performance Share Units, the Participant must remain an Employee (as defined in the Plan) or a Consultant (as defined in the Plan) through the Certification Date (as defined below).

3.2        Performance Goal: Relative Company TSR Versus Benchmark Companies. The number of Earned Performance Share Units will be determined based on the level of achievement of TSR by the Company during the Performance Period, as compared to the TSR achieved by the companies comprising the Benchmark Companies. For purposes of this Agreement, the “Benchmark Companies” shall mean the companies listed on Exhibit A attached hereto, provided that a company shall be removed from the list of Benchmark Companies to the extent the stock of such company is not publicly traded on an established stock exchange or national market system at the end of the Performance Period.

3.3        Determination of Amount of Earned Performance Share Units. The percentage of the target Performance Share Units, as set forth in the Grant Notice (the “Target Performance Share Units”), that become Earned Performance Share Units (if any) will be determined by the percentage derived from the table below, which percentage depends on the percentile ranking of the Company’s TSR in relation to the TSR of each of the Benchmark Companies. To the extent that the Company’s TSR results for the Performance Period fall between any levels set forth in the table below, the percentage of applicable Target Performance Share Units that will become Earned Performance Share Units with respect to the Performance Period will be determined based on linear interpolation using the Company TSR percentile rank amount in the table that is greater than but closest to the Company’s results and the amount in the table that is less than but closest to the Company’s results, and their corresponding percentages. For example and the avoidance of doubt, if the percentile ranking of the Company’s TSR in relation to the TSR of the Benchmark Companies for the Performance Period is 67.5%, then 170% of the applicable Target Performance Share Units for the Performance Period will become Earned Performance Share Units. This is determined by interpolating on a linear basis between the TSR Percentile Rank levels of 65% and 70% and their corresponding percentages of attainment of 160% and 180%.

Company TSR Percentile Rank in Relation to Benchmark Companies for Performance Period	Earned Performance Share Units as a Percentage of Target Performance Share Units(1)
<25%	0%
25%	50%
30%	60%
35%	70%
40%	80%
45%	90%
50%	100%
55%	120%
60%	140%
65%	160%
70%	180%
75%	200%
80%	200%
85%	200%
90%	200%
95%	200%
100%	200%
(1)	If TSR is negative, the number of Earned Performance Share Units will be capped at 100% of the number of Target Performance Share Units.

For purposes of the TSR calculations, the following rules shall apply. The beginning and ending prices for the Company’s Common Stock and each stock of the Benchmark Companies shall be the average closing stock price during the thirty (30) calendar days ending on December 31,                                  and the last thirty (30) calendar days of the Performance Period, respectively. The prices for the Company’s Common Stock and each stock of the Benchmark Companies will be adjusted for stock dividends, stock splits, spin-offs and other corporate changes having a similar effect.

All determinations regarding TSR shall be made by the Committee in its sole discretion and all such determinations shall be final and binding on all parties. For the avoidance of doubt, the Committee may make equitable adjustments to the TSR calculations with respect to the Company and each of the Benchmark Companies to account for changes in the capitalization of each such entity. Target Performance Share Units, if any, will be deemed to have become Earned Performance Share Units as of the date on which the Committee has certified in writing as to the level of achievement of the TSR goal. This certification shall be made no later than sixty (60) days following the end of the Performance Period (the date of such certification with respect to the Performance Period, the “Certification Date”).

Any Target Performance Share Units that fail to become Earned Performance Share Units on the Certification Date related to the Performance Period will terminate on the Certification Date for no consideration. Notwithstanding the foregoing, the number of Earned Performance Share Units arising from achievement of the TSR goal may not result in more than the Maximum Potential Payout subject to this Award Agreement becoming Earned Performance Share Units.

4.           Settlement; Issuance of Common Stock. Earned Performance Share Units will be converted to whole shares of Common Stock (no fractional shares will be issued) which the Company will issue and deliver to the Participant (either by delivering one or more certificates for such shares or by entering such shares in book entry form in the name of the Participant or depositing such shares for the Participant’s benefit with any broker with which the Participant has an account relationship or the Company has engaged to provide such services under the Plan, as determined by the Company in its sole discretion) within seventy four (74) days following the end of the Performance Period, except to the extent that shares of Common Stock are withheld to pay tax withholding obligations pursuant to Section 10 of this Agreement or the Participant has properly elected to defer income that may be attributable to such Earned Performance Share Units under a Company deferred compensation plan or arrangement.

5.           Committee Discretion.

5.1           Adjustment Events. As provided in Section 9.6 of the Plan, any evaluation of performance by the Committee may include or exclude any of the following events that occurs during the Performance Period: (a) items related to a change in accounting principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. In addition, the Committee may amend or modify the vesting criteria (including any Performance Goals or Performance Period) of the Performance Share Units based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit, station, service group, region, territory or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described above) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Performance Share Units. The determination of the Committee as to the foregoing adjustments, if any, will be final, conclusive and binding on the Grantee.

5.2           Discretion. The Committee may decide, in its absolute discretion, to accelerate the vesting on the balance, or some lesser portion of the balance, of the Performance Share Units at any time. If so accelerated, the Performance Share Units will be considered to have vested as of the date specified by the Committee. If Participant is a U.S. taxpayer, the payment of shares of Common Stock vesting pursuant to this Section 5.2 shall in all cases be paid at a time or in a manner that ensures the Performance Share Units are exempt from, or comply with, Section 409A of the Code. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

6.           Effect of Termination of Employment or Service.

6.1           Effect of Termination of Employment or Other Service Other Than Death or Disability. Except as otherwise provided in an Individual Agreement, as of the date of termination of the Participant’s employment or other service with the Company or one of its Subsidiaries or Affiliates, in either case, for any reason other than death or Disability of the Participant, then the Participant shall forfeit his or her rights to receive the shares of Common Stock subject to the Performance Share Units that have not vested pursuant to Section 3, 5 or 7 of this Agreement and been issued as of the date the Participant’s employment or other service with the Company or one of its Subsidiaries or Affiliates terminates.

6.2           Effect of Termination of Employment or Other Service Due to Death or Disability. If the Participant dies or his or her employment or other service with the Company or one of its Subsidiaries or Affiliates is terminated by reason of his or her Disability while he or she is employed or providing other service to the Company or one of its Subsidiaries or Affiliates within one (1) year of the Grant Date, the Participant shall forfeit his or her rights to receive the shares of Common Stock subject to the Performance Share Units that have not vested pursuant to Section 3, 5, 6.1 or 7 of this Agreement as of the date the Participant’s employment or other service with the Company or one of its Subsidiaries or Affiliates terminates. If the Participant dies or his or her employment or other service with the Company or one of its Subsidiaries or Affiliates is terminated by reason of his or her Disability while he or she is employed by or providing other service to the Company or one of its Subsidiaries or Affiliates, in each case one (1) year or more after the Grant Date, the Performance Share Units will become immediately vested with respect to that number of underlying shares of Common Stock subject to the Performance Share Units the rights to which would have vested based on the assumption that the Performance Goal was satisfied at the target level, prorated for the number of full months of the Participant’s employment or other service during the Performance Period and such vested Performance Share Units shall be settled in shares of Common Stock as provided in Section 4 of this Agreement. The Participant shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the Performance Share Units that have not vested.

6.3           Effect of Change in Employee/Consultant Status. The change in the Participant’s status from that of an Employee to that of a Consultant will, for purposes of this Agreement, be deemed to result in a termination of such Participant’s employment with the Company or one of its Subsidiaries or Affiliates, unless the Committee otherwise determines in its sole discretion. The change in the Participant’s status from that of a Consultant to that of an Employee will not, for purposes of this Agreement, be deemed to result in a termination of such Participant’s service as a Consultant, and such Participant will thereafter be deemed to be an Employee for purposes of this Agreement. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of this Agreement, be deemed to have terminated on the date recorded on the personnel or other records of the Company or one of its Subsidiaries or Affiliates for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records. Notwithstanding the foregoing, if payment of the Performance Share Units is subject to Section 409A of the Code and payment is triggered by a termination of the Participant’s employment or other service, such termination must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code will be treated as a termination of employment or termination of other service, as the case may be.

6.4           Effect of Actions Constituting Cause or Adverse Action; Forfeiture or Clawback. The Performance Share Units are subject to the forfeiture provisions set forth in Section 13.5 of the Plan, including those applicable if the Participant is determined by the Committee to have taken any action that would constitute Cause or an Adverse Action and any forfeiture or clawback requirement under Applicable Law or any policy adopted from time to time by the Company.

7.           Effect of Change in Control. Except as otherwise provided in an Individual Agreement between the Company and the Participant, if a Change in Control (as defined in an Individual Agreement between the Participant and the Company or if there is no such Individual Agreement or if it does not define Change in Control, then as defined in the Plan) occurs while the Participant is employed by or providing services to the Company or any Subsidiary and before the last day of the Performance Period, the following rules will apply:

(a)    A number of Performance Share Units will become Earned Performance Share Units as of the date of the Change in Control (the “Change in Control Date”) by treating the Change in Control Date as the last date of the Performance Period, and determining the degree of attainment of the TSR goal with respect to the Performance Period based on the standard terms set forth above, provided that the ending price for the Company’s Common Stock for purposes of this calculation will be equal to the Transaction Value Per Share, as defined below.

(b)    100% of the Earned Performance Share Units outstanding on the Change in Control Date will vest on the Change in Control Date if these Performance Share Units are not continued, assumed or substituted with equivalent awards (with such adjustments as may be required or permitted by Section 4.4 of the Plan) by the surviving or successor organization (or a parent or subsidiary thereof) (the “Successor”) and such Earned Performance Share Units shall be settled in shares of Common Stock as provided in Section 4 of this Agreement as if the end of the Performance Period was amended to be the Change in Control Date. A substitute equivalent award must (i) have a value at least equal to the value of the Performance Share Units being substituted; (ii) be the same type of award as the Performance Share Units being substituted; (iii) be earned to the extent earned at the time of and as a result of the Change in Control and have the same service-based condition through the end of the Performance Period; and (iv) have other terms and conditions (including vesting and effect of termination within one (1) year following a Change in Control) that are not less favorable to the Participant than the terms and conditions of the Performance Share Units being substituted, in each case, as determined by the Committee (as constituted prior to the Change in Control) in its sole discretion. If the Performance Share Units are continued, assumed or substituted by the Successor and within one (1) year following a Change in Control the Participant (i) is terminated by the Successor (or an Affiliate thereof) without Cause or (ii) the Participant resigns for Good Reason (as defined below), the Earned Performance Share Units will vest and such vested Earned Performance Share Units will be converted to Common Stock immediately thereafter as set forth in Section 4 of this Agreement and in the Plan as of the termination or resignation. For purposes of this Section 7(b), “Good Reason” means as defined in an Individual Agreement between the Participant and the Company but only if and to the extent such Good Reason constitutes “good reason” under Treas. Reg. Section 1.409A-1(n), or if there is no such Individual Agreement or if it does not define Good Reason, Good Reason means the assignment to the Participant of any duties materially inconsistent in any respect with the Participant’s position (including a material negative change regarding the Participant’s status, offices, titles or reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (but not occurring solely as a result of the Company’s ceasing to be a publicly traded entity) existing immediately prior to the date of the Change in Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; provided, however, “Good Reason” will not be deemed to exist unless (a) written notice of termination on account thereof is given by the Participant to the Company no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; (b) if there exists (without regard to this clause (b)) an event or condition that constitutes Good Reason, the Company will have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition will not constitute Good Reason hereunder and (c) if not cured, the Participant must resign from employment for a Good Reason event or condition within sixty (60) days following the last day of the Company’s cure period. Any good faith determination of “Good Reason” made by the Committee will be conclusive. The Participant’s mental or physical incapacity following the occurrence of an event described in above clauses will not affect the Participant’s ability to terminate employment for Good Reason.

(c)    Any Performance Share Units that fail to become Earned Performance Share Units in connection with a Change in Control will terminate as of the Change in Control Date for no consideration.

(d)    For purposes of this Award Agreement, “Transaction Value Per Share” means the sum of the value of all consideration that is distributable with respect to one share of Common Stock (factoring in the aggregate exercise price of outstanding stock options and warrants where such exercise price is not included in the value of consideration distributable to holders of capital stock in such Change in Control), assuming that all “milestone” or other “contingent consideration” that is eligible to be received by the holders of the Company’s capital stock is deemed earned and paid out at the maximum level of achievement as of the date of such Change in Control, as such value is determined by the Board in good faith at the time of the Change in Control.

8.           Section 409A. If any shares of Common Stock shall be issuable with respect to the Performance Share Units as a result of the Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Section 409A of the Code, then no shares shall be issued, except as permitted under Section 409A of the Code, prior to the earlier of (i) the date immediately after the end of the six-month period following the Participant’s “separation from service”, or (ii) the Participant’s death. Payment of amounts under this Agreement (by issuance of shares of Common Stock or otherwise) is intended to comply with the requirements of Section 409A of the Code, and this Agreement shall in all respects be administered and construed to give effect to such intent. The Committee in its sole discretion may accelerate or delay the distribution of any payment under this Agreement to the extent allowed under Section 409A of the Code.

9.           Rights of Participant.

9.1           Employment or Other Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time, nor confer upon the Participant any right to continue employment or service with the Company or any Subsidiary.

9.2           Rights as a Shareholder. The Participant will have no rights as, or privileges of, a shareholder of the Company, with respect to shares of Common Stock covered by the Performance Share Units unless and until the Participant becomes the holder of record of such shares of Common Stock issued in settlement of the Performance Share Units (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). The Performance Share Units will not accrue or be paid any Dividend Equivalents.

9.3           Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Participant in the Performance Share Units prior to the vesting, issuance or settlement of the Performance Share Units will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign or encumber the Performance Share Units other than in accordance with this Agreement and the Plan will be null and void and the Performance Share Units for which the restrictions have not lapsed will be forfeited and immediately returned to the Company.

10.           Withholding Taxes. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to the Performance Share Units, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to the Performance Share Units. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Participant to satisfy, in whole or in part, any withholding or employment related tax obligation in connection with the settlement of the Performance Share Units by withholding shares of Common Stock issuable upon settlement of the Performance Share Units. When withholding shares of Common Stock for taxes is effected under this Agreement and the Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company.

11.           Miscellaneous.

11.1           Governing Law. The validity, construction, interpretation, administration and effect of this Agreement and any rules, regulations and actions relating to this Agreement will be governed by and construed exclusively in accordance with the laws of the State of Georgia, notwithstanding the conflicts of laws principles of any jurisdictions.

11.2           Interpretation. Any dispute regarding the interpretation of this Agreement will be submitted by the Participant or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on all parties.

11.3           Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

11.4           Notices. All notices, requests or other communications provided for in this Agreement must be made, if to the Company, to QumulusAI, Inc., Attn: Chief Financial Officer, 1130 Powers Ferry Pl SE, Marietta, Georgia 30067, and if to the Participant, to the last known mailing address of the Participant contained in the records of the Company. All notices, requests or other communications provided for in this Agreement must be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

11.5           Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to the Performance Share Units by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line system established and maintained by the Company or a third party vendor designated by the Company.

11.6           Other Laws. The Company will have the right to refuse to issue to the Participant or transfer any shares of Common Stock subject to the Performance Share Units if the Company acting in its absolute discretion determines that the issuance or transfer of such shares might violate any Applicable Law.

11.7           Investment Representation. The Participant hereby represents and covenants that (a) any share of Common Stock acquired upon the settlement of the Performance Share Units will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares will be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Participant will submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of issuance of any shares of Common Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Participant of any shares of Common Stock subject to the Performance Share Units, the Participant will comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, will execute any documents which the Company will in its sole discretion deem necessary or advisable.

11.8           Non-Negotiable Terms. The terms of this Agreement and the Performance Share Units are not negotiable, but the Participant may refuse to accept the Performance Share Units by notifying the Company’s Chief Financial Officer in writing within thirty (30) day after the Grant Date set forth in the Grant Notice.

11.9           Acknowledgement by the Participant. In accepting the Performance Share Units, the Participant hereby acknowledges that:

(a)          The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan.

(b)          The grant of the Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Share Units, or benefits in lieu of Performance Share Units, even if Performance Share Units have been granted repeatedly in the past.

(c)          All decisions with respect to future Performance Share Unit award grants, if any, will be at the sole discretion of the Company.

(d)          The Participant is voluntarily participating in the Plan.

(e)          The award of Performance Share Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of the Participant’s employment contract, if any.

(f)          The grant of Performance Share Units is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary.

(g)          The Performance Share Units or this Agreement will not be interpreted to form an employment contract with the Company or any Subsidiary.

(h)          The future value of the shares of Common Stock subject to the Performance Share Units is unknown and cannot be predicted with certainty and if the Performance Share Units vest and the shares of Common Stock become issuable in accordance with the terms of this Agreement, the value of those shares of Common Stock may increase or decrease.

(i)          In consideration of the grant of the Performance Share Units, no claim or entitlement to compensation or damages shall arise from termination of the Performance Share Units or diminution in value of the Performance Share Units or shares of Common Stock acquired upon settlement of the Performance Share Units resulting from termination of employment by the Company (for any reason whatsoever and whether or not in breach of applicable labor laws) and the Participant hereby irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Performance Share Units, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

(j)          Except as otherwise provided in an Individual Agreement, in the event of termination of the Participant’s employment with the Company (whether or not in breach of local labor laws), the Participant’s right to receive the Performance Share Units and vest in the Performance Share Units under the Plan, if any, will terminate effective as of the date of termination of his or her active employment as determined in the sole discretion of the Committee and will not be extended by any notice of termination of employment or severance period provided to the Participant by contract or practice of the Company or any Subsidiary or mandated under local law and the Committee will have the sole discretion to determine the date of termination of the Participant’s active employment for purposes of the Performance Share Units.

(k)          Neither the Company nor any Subsidiary is providing any tax, legal or financial advice, nor is the Company or any Subsidiary making any recommendations regarding the Participant’s participation in the Plan, acceptance of the Performance Share Units, acquisition of shares of Common Stock upon settlement of the Performance Share Units or any sale of such shares.

(l)          The Participant has been advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

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EXHIBIT A

Benchmark Companies

1